Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Eagle Point Income Company LLC:

We consent to use of our report dated July 11, 2018 with respect to the statement of financial condition of Eagle Point Income Company LLC, as of June 30, 2018 (in organization), included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the N-2 Registration Statement.

New York, New York

September 12, 2018